Exhibit 4.8

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

Date of Note:	October 24, 2019

Principal Amount of Note:	US $2,930,000

For value received Citta, Inc., a Delaware corporation (the “Company”), promises to pay to the undersigned holder or such party’s assigns (the “Holder”) the Principal Amount with simple interest on the outstanding Principal Amount at the rate of 6% per annum (the “Interest Rate”). Interest shall commence on the Effective Date and shall continue on the outstanding Principal Amount until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. The Balance shall be due and payable upon written request of Holder on or after the date that is the due date of the last Monthly Balance Payment (defined herein) (the “Maturity Date”).

1.            Definitions

“Amortization Trigger” shall mean the earliest to occur of the following: (i) the Conversion Trigger, (ii) the Company having continuous positive cash flow for two (2) consecutive calendar quarters, or (iii) the second (2nd) anniversary of the issuance of this Note.

“Amortization Trigger Date” shall mean the date in which the Amortization Trigger occurs.

“Accrued Interest” shall mean, at the applicable time, the sum of all the then accrued but unpaid interest under this Note.

“APA” means that certain asset purchase agreement between the Company and Holder, dated _____, 2019.

“Balance” shall mean, at the applicable time, the sum of all then outstanding Principal Amount plus the Accrued Interest.

“Collateral” is all of the Company’s right, title and interest in and to the following personal property (as such terms are defined under the UCC): all goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located.

“Conversion Trigger” means the consummation of an equity investment in the Company’s capital stock, with proceeds of at least US $10,000,000.00 (including the amount covered by a conversion of any outstanding convertible notes and debts into shares of capital stock of the Company under the aforesaid equity investment transaction or series of transactions).

“Effective Date” shall mean the date as set forth above.

“Net Proceeds” shall mean the gross cash amount received by the Company in consideration for granting licenses to third parties to use the Purchased Assets (as defined in the APA), less all direct costs related to the sale of such license(s), including, without limitation, legal costs, consulting costs (including, by way of example, in respect of consulting services received from any former Fifth Dimension Ltd. employee or consultant), and/or equipment costs.

“Note” mean this secured convertible promissory note.

“Principal Amount” shall mean US $2,930,000 plus any amount of Trigger Date Accrued Interest added thereto.

“Trigger Date Accrued Interest” shall mean the amount equal to the Accrued Interest as of the Amortization Trigger Date.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York, US; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, US, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

2.            Repayment.

(a)            Interest-Only Payment Schedule. Commencing on the first day of the month after the Amortization Trigger Date, the Company shall commence payment of the Trigger Date Accrued Interest in twelve (12) monthly installments (the “Monthly Trigger Payments”), with each additional Monthly Trigger Payment due on the 1st day of each month thereafter. Notwithstanding the foregoing, if the Amortization Trigger Date is the second (2nd) anniversary of the issuance of this Note, only fifty percent (50%) of the Trigger Date Accrued Interest shall be payable over such twelve (12) month period and the remaining fifty percent (50%) of the Trigger Date Accrued Interest shall be added to the Principal Amount as of the Amortization Trigger Date.

(b)            Principal and Interest Repayment Schedule. Commencing on the first day of the month after the last Monthly Trigger Payment was due, the Balance of the Note shall be repaid in equal, fully-amortized monthly installments (each, a “Monthly Balance Payment”) over a period equal to thirty-six (36) months, with each Monthly Balance Payment due on first day of each month.

(c)            Prepayment. The Company may prepay all or a portion of this Note, and apply such payment to the Accrued Interest or outstanding Principal Amount, in any manner it chooses, at its discretion, at any time, without the consent of the Holder, and without any penalties or fees; provided, however, that prior to any such prepayment prior to the occurrence of Conversion Trigger, the Company shall grant Holder the right to convert all or part of the Balance into shares of Common Stock of the Company at a pre-money valuation to be mutually agreed by the parties hereto, acting in good faith.

(d)            Acceleration of Repayment. In the event that, prior to the Maturity Date, and solely to the extent that the Balance has not been fully repaid or converted pursuant to Section 3 hereunder, the Company closes a technology license or multiple licenses for the use of any of the assets it purchased from the Holder under the APA, in the intelligence, police, security or law enforcement industries, or other similar industries, the Company shall be required to repay Holder, within thirty (30) days of the close of such licensing transaction, an amount, up to and on account of the Balance, equal to sixty percent (60%) of the Net Proceeds received by the Company pursuant to such transaction (the “Licensing Fee”). In addition, to the extent that the Licensing Fee exceeds the Balance, Holder shall additionally be entitled to receive 50% of such excess amount. Any amounts paid by the Company to Holder pursuant to the Licensing Fee shall be applied (i) first to repayment of outstanding Principal Amount, and (ii) second to the payment of Accrued Interest.

(e)            Change of Control. If there occurs a merger or consolidation of the Company, sale or licensing of all or substantially all of the assets of the Company, or other transaction a result of which the equity holders of the Company immediately prior to such merger, consolidation, sale, license or other transaction do not own, immediately following the consummation thereof, a majority of the voting power of the surviving or acquiring entity on account of their equity interests in the Company immediately prior to such transaction (a “Sale of the Company”), then at the election of the Holder the Balance may become immediately due and payable. Before Holder shall be entitled to receive payment pursuant to this paragraph, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company.

3.            Conversion.

(a)            Conversion upon a Qualified Financing. Upon the occurrence of a Conversion Trigger on or before the Maturity Date (a “Qualified Financing”), then Holder shall be entitled to, but not obligated to, convert the Balance of this Note, in whole or in part, into the securities sold in the Qualified Financing (“Equity Securities”) at a conversion price equal to (x) the cash price paid per share for Equity Securities by the investors in the Qualified Financing (the “Investors”) multiplied by (y) 0.80, by providing written notice to the Company (a “Conversion Notice”). The issuance of Equity Securities pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to Equity Securities sold in the Qualified Financing. The Conversion Notice must set forth the amount of the Balance that will be converted pursuant to this Section 3(a) and must be provided within ten (10) business days of receipt of written notice from the Company of a Qualified Financing. Notwithstanding this paragraph, if the conversion price of this Note as determined pursuant to this paragraph (the “Conversion Price”) is less than the price per share at which Equity Securities are issued in the Qualified Financing, the Company may, solely at its option, elect to convert this Note into shares of a newly created series of preferred stock having the identical rights, privileges, preferences and restrictions as the Equity Securities issued in the Qualified Financing, and otherwise on the same terms and conditions, other than with respect to (if applicable): (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the per share dividend, which will be the same percentage of the Conversion Price as applied to determine the per share dividends of the Investors in the Qualified Financing relative to the purchase price paid by the Investors.

(b)            Procedure for Conversion. In connection with any conversion of this Note into capital stock, the Holder shall surrender this Note to the Company and deliver to the Company any documentation reasonably required by the Company (including, in the case of a Qualified Financing, all financing documents executed by the Investors in connection with such Qualified Financing; provided, however, that such financing documents shall not require the Holder, whether as part of such Qualified Financing or any future transaction, to enter into any restrictive covenant or provide any joint and several indemnity or any indemnity in excess of the amount payable to the Holder as a result of such future transaction).  The Company shall not be required to issue or deliver the capital stock into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation.  Upon the conversion of this Note into capital stock pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts.

4.            Representations and Warranties.

(a)            Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date the first Note was issued as follows:

(i)            Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business (a “Material Adverse Effect”).

(ii)            Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Company’s Board of Directors (the “Board”) has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

(iii)            Authorization. All corporate action on the part of the Company, the Board and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (the “Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(iv)            Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Note has been obtained.

(v)            Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(vi)            Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

(vii)            No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) any Holder, or (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and any Holder.

(viii)            Offering. Assuming the accuracy of the representations and warranties of the Holder contained in subsection (b) below, the offer, issue, and sale of this Note and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(b)            Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as of the date hereof as follows:

(i)            Purchase for Own Account. The Holder is acquiring the Securities solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(ii)            Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in subsection (a) above, the Holder hereby: (A) acknowledges that the Holder has received all the information the Holder has requested from the Company and the Holder considers necessary or appropriate for deciding whether to acquire the Securities, (B) represents that the Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Holder and (C) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

(iii)            Ability to Bear Economic Risk. The Holder acknowledges that investment in the Securities involves a high degree of risk, and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Holder’s investment.

(iv)            Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

(1)            There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2)            The Holder shall have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Act, except in unusual circumstances.

(3)            Notwithstanding the provisions of paragraphs (1) and (2) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to a partner (or retired partner) or member (or retired member) of the Holder in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holders hereunder.

(v)            Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Act.

(vi)            No “Bad Actor” Disqualification. The Holder represents and warrants that neither (A) the Holder nor (B) any entity that controls the Holder or is under the control of, or under common control with, the Holder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Company. The Holder represents that the Holder has exercised reasonable care to determine the accuracy of the representation made by the Holder in this paragraph, and agrees to notify the Company if the Holder becomes aware of any fact that makes the representation given by the Holder hereunder inaccurate.

(vii)            Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Holder hereby represents that he, she or it has satisfied itself as to the full observance of the laws of the Holder’s jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Note, including (A) the legal requirements within the Holder’s jurisdiction for the purchase of the Securities, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Holder’s subscription, payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder’s jurisdiction.

(viii)            Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Holder, the Holder acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Company at the time of preparation. There is no assurance that such statements will prove accurate, and the Company has no obligation to update such statements.

5.            Events of Default.

(a)            If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (ii) or (iii) below), this Note shall accelerate and the Balance shall become due and payable within five (5) days thereof (the “Drop Dead Date”). The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)            The Company fails to pay timely any of the Balance on the date the same becomes due and payable and such failure continues for five (5) days after written notice thereof is delivered to the Company;

(ii)            The Company fails or neglects to perform, keep or observe any material term, provision, condition, covenant, or agreement contained in this Note (including, without limitation, under Section 6), and to the extent such failure is capable of being cured, such failure continues for ten (10) days after written notice thereof is delivered to the Company;

(iii)            The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iv)            An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

(b)            In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note following the Drop Dead Date.

6.            Security.

(a)            As security for the payment and performance when due (whether at stated maturity, by acceleration, conversion or otherwise) of the amounts due hereunder, the Company hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to Holder a continuing first-ranking security interest in the Collateral; provided, however, that it is hereby agreed that Company may, at its discretion, continue to manage and utilize its assets, and, for the avoidance of doubt, the aforementioned security interest shall not trigger any consent requirements in respect of the Company’s corporate financing efforts, as long as the first-ranking status of the aforementioned security interest is preserved. The Company hereby authorizes Holder to file a form UCC-1 with the Secretary of State of the State of Delaware upon the execution of this Note.

(b)            The Company hereby represents and warrants to the Holder that (i) except for the interest of the Holder, the Company is the sole owner of the Collateral free from any and all liens, security interests, encumbrances, claims, interests or restrictions of any nature whatsoever (collectively, “Claims”), (ii) the security interest granted to the Holder pursuant to this Note is, and shall at all times be, a valid, perfected, first priority security interest in the Collateral, and (iii) the Company has the absolute right to pledge, sell, transfer and create a security interest in the Collateral, free and clear of any and all Claims, other than those created by this Note.

(c)            The Company hereby covenants and agrees with the Holder that so long as this Note remains in effect, (i) it will give written notice to the Holder of any levy or attachment, execution or other process against the Collateral, and (b) at its own cost and expense, it will take any and all actions reasonably necessary to defend the Collateral against the claims and demands of all persons other than Holder and to defend the security interest of the Holder in the Collateral and the priority thereof against any lien of any nature.

(d)            Each party agrees that, from time to time, at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that may be reasonably required, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable such party to exercise and enforce his, her or its rights and remedies hereunder.

(e)            So long as this Note remains in effect, (i) the Company shall not transfer, assign or otherwise dispose of the Collateral without the Holder’s prior written consent, except with respect to Collateral licensed, sold or used in the ordinary course of business, and (ii) the Company shall not create, permit or suffer to exist any claim to or interest in or lien on encumbrance upon the Collateral, other than any lien that does not alter or conflict with the first-ranking priority status of the security interest granted in this Note.

(f)            Upon the occurrence and subject to the continuation of an Event of Default, the Holder may, following the Drop Dead Date, at its election, without notice of its election unless otherwise provided herein and without demand, do any one or more of the following all of which are authorized by the Company: (i) make such payments and do such acts as the Holder considers necessary or reasonable to protect its security interest in the Collateral; and (ii) exercise all rights and remedies of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York (the “Code”).

(g)            The Holder’s rights and remedies under this Note and all other agreements shall be cumulative. The Holder shall have all other rights and remedies not inconsistent herewith as are provided by the Code, by any other law, or in equity. No exercise by the Holder of one right or remedy shall be deemed an election, and no waiver by the Holder of any default on the Company’s part shall be deemed a continuing waiver. No delay by the Holder shall constitute a waiver, election, or acquiescence by it.

(h)            The Company hereby irrevocably nominates and appoints the Holder as its attorney-in-fact for the following purposes, following the Drop Dead Date: (i) to do all acts and things which the Holder may deem necessary or advisable to perfect and continue perfected the security interests created by this Note and, upon the occurrence and during the continuance of an Event of Default, to preserve, process, develop, maintain and protect the Collateral; (ii) upon the occurrence and during the continuance of an Event of Default, to do any and every act which any the Company is obligated to do under this Note, at the expense of the Company so obligated and without any obligation to do so; (iii) to prepare, sign, file and/or record, for the Company, in the name of the Company, any financing statement, application for registration, or like paper, and to take any other action deemed by the Holder necessary or desirable in order to perfect or maintain perfected the security interests granted hereby; and (iv) upon the occurrence and during the continuance of an Event of Default, to execute any and all papers and instruments and do all other things necessary or desirable to preserve and protect the Collateral and to protect the Holder’s security interests therein; provided, however, that the Holder shall be under no obligation whatsoever to take any of the foregoing actions, and, absent gross negligence, bad faith or actual malice, the Holder shall have no liability or responsibility for any act taken or omission with respect thereto.

7.            Rights and Remedies. If an Event of Default occurs and solely to the extent it continues, Holder may, following the Drop Dead Date, without notice or demand do any or all of the following: (i) accelerate and declare all of the Loans and other Obligations to be immediately due and payable (but if an Event of Default described in Section 5(a)(ii) or (iii) occurs, all Obligations are immediately due and payable without any action by Holder); (ii) stop advancing money or extending credit for the Company’ benefit under this Agreement or any other agreement between the Company and Holder; (iii) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Holder considers advisable; (iv) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral (and the Company will reasonably cooperate with Holder accordingly); (v) apply to the amounts owing hereunder any balances and deposits of the Company that Holder holds or any amount held by Holder owing to or for the credit or the account of the Company; (vi) increase the then-existing interest rate by an additional five (5) percent per annum; (vii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell or otherwise dispose the Collateral; (viii) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any agreement providing control of any Collateral; and/or (ix) exercise any other rights and remedies permitted by applicable law. Effective only when an Event of Default occurs and solely to the extent it continues, the Company irrevocably appoints Holder as its lawful attorney to, following the Drop Dead Date: (a) endorse the Company's name on any checks or other forms of payment or security; (b) sign the Company's name on any invoice or bill of lading for any account or drafts against account debtors; (c) make, settle, and adjust all claims related to the Company’s insurance policies; (d) settle and adjust disputes and claims for amounts and on terms Holder determines reasonable; and (e) transfer the Collateral into the name of Holder or a third party as the UCC permits. Effective only when an Event of Default occurs and solely to the extent it continues, Holder may exercise the power of attorney to sign the Company’s name on any documents necessary to perfect or continue the perfection of any security interest. Holder’s appointment as the Company’s attorney in fact, and all of Holder’s rights and powers, coupled with an interest, are irrevocable until all amounts owing hereunder have been fully repaid. All of Holder’s rights and remedies under this Agreement or any other agreement between Holder and the Company are cumulative. The Company waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Holder on which the Company is liable.

8.            Miscellaneous Provisions.

(a)            Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(b)            Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(c)            Transfers of Note. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

(d)            Market Standoff. To the extent requested by the Company or an underwriter of securities of the Company, the Holder and any permitted transferee thereof shall not, without the prior written consent of the managing underwriters in the IPO (as hereafter defined), offer, sell, make any short sale of, grant or sell any option for the purchase of, lend, pledge, otherwise transfer or dispose of (directly or indirectly), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (whether any such transaction is described above or is to be settled by delivery of Securities or other securities, in cash, or otherwise), any Securities or other shares of stock of the Company then owned by the Holder or any transferee thereof, or enter into an agreement to do any of the foregoing, for up to 180 days following the effective date of the registration statement of the initial public offering of the Company (the “IPO”) filed under the Securities Act. For purposes of this paragraph, “Company” includes any wholly owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the shares subject to this paragraph and may impose stop transfer instructions with respect to the Securities and such other shares of stock of the Holder and any transferee thereof (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Holder and any transferee thereof shall enter into any agreement reasonably required by the underwriters to the IPO to implement the foregoing within any reasonable timeframe so requested. The underwriters for any IPO are intended third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions of this paragraph as though they were parties hereto.

(e)            Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

(f)            Governing Law; Exclusive Jurisdiction. This Note shall be governed by and construed under the laws of the State of New York, as applied to agreements among New York residents, made and to be performed entirely within the State of New York, without giving effect to conflicts of laws principles. Any dispute in respect of this Note shall be subject to the exclusive jurisdiction of the competent state and federal courts located within New York, NY.

(g)            Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(h)            Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i)            Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(j)            Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or in this subsection or at such other address(es) as such party may designate by ten (10) days’ advance written notice to the other party hereto. All communications to the Company shall be sent to CITTA, Inc. 1185 Avenue of the Americas, Suite 301, New York, NY, Attention: President, electronic mail: egonzalez@marpaihealth.com, with a copy (which shall not constitute notice) to Pearl Cohen Zedek Latzer Baratz L.L.P., 50 Congress Street, Suite 1040, Boston, MA 02109, Attention: Oded Kadosh, electronic mail: okadosh@pearlcohen.com.

(k)            Expenses. The Company and the Holder shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(l)            Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five (5) calendar days of the date of this Note.

(m)            Right of Offset. The Parties agree that the Balance shall be subject to set-off and reduction by the Company pursuant to the provisions of Section 7.06 of the APA.

(n)            Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(o)            Exculpation among Holders. The Holder acknowledges that the Holder is not relying on any person, firm or corporation, other than the Company and its officers and Board members, in making its investment or decision to invest in the Company.

(p)            Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this subsection being untrue.

(q)            Costs of Collection. The Company agrees to pay all of the Holder’s reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, whether or not suit is filed, and all reasonable costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal, interest or other amount is not paid when due and constitutes an Event of Default.

[Signature page follows]

The parties have executed this Secured Convertible Promissory Note as of the Effective Date.

COMPANY:

CITTA, Inc.
By:	/s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	CEO

E-mail:	egonzalez@marpaihealth.com

Address:	1185 Avenue of the Americas, Suite 301 New York, NY 10036

HOLDER:

Name of Holder:	SQN Venture Income Fund, L.P.

	By:	/s/ Ryan McCalley
	Name:	Ryan McCalley
	Title:	Managing Partner

	E-mail:	rmccalley@sqnvp.com

	Address:	100 Arboretum Dr. Suite 105
Portsmouth, NH 03801-7833